EXHIBIT 10.5

XTO ENERGY INC.
AMENDMENT TO AMENDED
EMPLOYEE SEVERANCE PROTECTION PLAN

WHEREAS, on February 15, 2000, the Board of Directors of XTO Energy Inc., a Delaware corporation (the “Company”) approved the Amended and Restated XTO Energy Inc. Employee Severance Protection Plan (the “Plan”);

WHEREAS, the Board of Directors desires to clarify the definition of bonus to include special bonuses and other similar bonuses.

NOW, THEREFORE, in order to fulfill the above purpose, the Plan is amended as follows:

Section 2.3 of the Plan is deleted and the following is substituted in lieu thereof:

“2.3    Bonus Amount.    An amount equal to (i) the most recent bonus awarded prior to a Change in Control under the Non-Exempt Employee Bonus Plan and the Exempt Employee Bonus Plan adopted by the Company (or any other bonus plan or program then in effect), plus (ii) the amount, if any, of any special bonuses, and any amounts required to be designated as a bonus under the rules and regulations of the Securities and Exchange Commission, awarded to a Participant during the three years preceding the change in control. A special bonus will include any bonus paid as a result of an individual becoming an employee of the Company but will not include any bonus paid related to moving expenses.”

Except as amended herein, the Plan is hereby ratified and confirmed as previously approved.

IN WITNESS WHEREOF, XTO Energy Inc. has caused these presents to be executed by its duly authorized officer on the 20th day of August, 2002.

XTO ENERGY INC.

By:	ROBERT C. MYERS
Robert C. Myers Vice President – Human Resources